Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-157952 of our reports dated February 26, 2010 relating to the consolidated financial statements of ACI Worldwide, Inc. and subsidiaries (“ACI Worldwide, Inc.”) as of and for the year ended December 31, 2009 and the effectiveness of ACI Worldwide, Inc.’s internal control over financial reporting as of December 31, 2009, appearing in the Annual Report on Form 10-K for ACI Worldwide, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
July 15, 2010